UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 18, 2007

INPHONIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51023	52-2199384
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1010 Wisconsin Avenue, Suite 600, Washington, DC 20007

(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code:

(202) 333-0001

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 21, 2007, David A. Steinberg, the Chairman of the Board of Directors of InPhonic, Inc. (the “Company”) resigned from his position as chief executive officer of the Company, effective October 1, 2007. Mr. Steinberg will continue to serve as chairman of the Board of Directors of the Company. The Board of Directors appointed Andrew B. Zeinfeld to the position of chief executive officer, effective October 1, 2007.

Andrew B. Zeinfeld, 47, has served as our president of e-commerce since April 2006 and our company president since June 2006. Prior to joining us in April 2006, Mr. Zeinfeld served in a variety of management positions at RadioShack Corporation during a 28-year term that began in 1978, and served most recently as senior vice president and chief retail services officer of RadioShack Corporation.

We entered into an employment agreement with Mr. Zeinfeld on December 20, 2006 when he was appointed as our president, e-commerce. Pursuant to the existing employment agreement, Mr. Zeinfeld earns a base salary of $300,000 per annum. In addition, Mr. Zeinfeld is eligible for a discretionary, annual performance bonus of $100,000. On June 13, 2006, pursuant to his employment, Mr. Zeinfeld received 350,000 shares of our restricted common stock. The shares are subject to vesting over a four-year period. Mr. Zeinfeld has received subsequent restricted stock awards that have been reported on Form 4.

During the term of his employment and for 12 months thereafter, Mr. Zeinfeld has agreed not to (i) render any service (as an employee, officer, director, consultant or otherwise) to any unit or division of any entity involved directly in the Business (as defined in the employment agreement)); (ii) make or hold any investment in any entity in the Business other than the ownership of not more than 5% of the listed stock of any publicly traded entity; or (iii) contact any customer or employee of the Company to request, induce or attempt to induce such customer or employee to terminate any business relationship, agreement or employment with the Company, provided however, if Mr. Zeinfeld is terminated for Good Reason or without Cause, the 12 month period shall be reduced to six months.

If Mr. Zeinfeld’s employment is terminated coincident with or within 180 days of a Change in Control (as defined in the employment agreement), fifty percent (50%) of the unvested shares of Restricted Stock will vest immediately following the Change in Control.

The initial term of the employment agreement is four years, and is renewable upon mutual agreement of Mr. Zeinfeld and the Company within 30 days prior to expiration of the term. If we terminate Mr. Zeinfeld’s employment (i) without Cause, or (ii) if Mr. Zeinfeld resigns for Good Reason, Mr. Zeinfeld is entitled to receive (i) an amount equal to his base salary for a one-year period; (ii) the pro rata portion of any bonus in effect at the time of termination; (iii) any rights or benefits available under employee benefit plans then in effect, in which Mr. Zeinfeld participated; (iv) reimbursement of expenses in accordance with section 5.2 of the employment agreement; and (v) any vested stock options or restricted stock.

A copy of the press release related to the resignation of Mr. Steinberg and the appointment of Mr. Zeinfeld as chief executive officer is attached as Exhibit 99.1 hereto and is hereby incorporated herein.

On September 18, 2007, Jack F. Kemp resigned from the board of directors of the Company to pursue other interests.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1     Press Release dated September 21, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INPHONIC, INC.

/s/ Andrew B. Zeinfeld
Name:	Andrew B. Zeinfeld
Title:	President

Date: September 21, 2007